Exhibit 10.16

Weber-Stephen Products LLC
December 1, 2021
Beau Warren

Dear Beau:
1.This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Weber-Stephen Products LLC, a Delaware limited liability company (the “Company”), following the date hereof and will govern your employment with the Company following the date hereof:

Term:
The term of this Agreement will be for the period commencing upon the date hereof and ending on the three (3) year anniversary of the date hereof; provided, however, that the term will be extended for successive one-year periods, unless written notice of nonrenewal is given by either you or the Company at least ninety (90) days prior to any such extension (such initial term, together with any such extension periods, the “Term”).

Position:	President of Weber Americas of the Company and Weber Inc., a Delaware corporation (“PubCo”).
Reporting:	You will report directly to the Chief Executive Officer of the Company and PubCo.
Commitment:
You will be required to devote all of your business time to the business and affairs of the Company, PubCo and their respective subsidiaries (collectively, the “Company Group”) and to the promotion of their interests. Notwithstanding the foregoing, you may engage in other activities, such as personal investments and civic and charitable activities, so long as: (i) such activities do not interfere with your duties and obligations hereunder and (ii) such activities are disclosed in advance to the Board of Directors of PubCo (the “Board”). In addition, you shall be permitted to serve as a director on any other company’s board of directors subject to the prior consent of the Board (which may be provided in its sole discretion).

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Weber-Stephen Products LLC

Base Salary:
During the Term, your base salary will be $425,000 per year and will be payable in accordance with the Company’s normal payroll practices, less the applicable taxes and elective withholdings. Your base salary will be pro-rated for any partial years of employment. Your base salary may be increased, but not decreased, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Incentive Bonus Eligibility:
During the Term, you will be eligible for an annual bonus based on such bonus program as may be established by the Company or PubCo from time to time (the “Bonus Plan”) at the same level as other senior executives of the Company. Under the Bonus Plan, your initial target bonus will be 75% of your base salary (prorated for the 2022 fiscal year based on your December 1, 2021 appointment date), which will be periodically reviewed by the Compensation Committee and may be increased (but not decreased) from time to time (“Target Bonus”). The actual amount of any bonus under the Bonus Plan shall be determined based on the achievement of performance criteria established by the Compensation Committee and shall be paid in accordance with the Bonus Plan.

Any amounts payable under the Bonus Plan for a fiscal year will be paid to you on terms consistent with those applicable to similarly situated executives of the Company (which may include paying such amounts in a combination of cash and stock (or other equity-based compensation)).
Long-Term Incentive:
You will be eligible to receive long-term incentive awards pursuant to the terms of the Weber Inc. Omnibus Incentive Plan (the “Omnibus Plan”) (or any successor plan thereto). Long-term incentive awards will be granted at the discretion of the Compensation Committee.

Benefits:	During your employment with the Company, you will be eligible for the Company’s then current employee health and welfare benefits programs, retirement programs, and other fringe benefits maintained by the Company, to the extent consistent with applicable law and the terms of the applicable plans and programs, which may include certain plans and programs available to similarly situated executives of the Company or otherwise applicable to your position from time to time, subject to all plan terms and eligibility requirements. The benefit plans and programs for which you may be eligible are more fully described in the applicable plan summaries and related documents. The Company retains all rights to amend or terminate any such benefit plans and programs, subject to the terms of such employee benefit plans and programs and applicable law, and nothing contained herein shall obligate the Company to continue any benefit plans or programs in the future.

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Weber-Stephen Products LLC

You will be eligible for up to 5 weeks’ vacation, to be accrued in accordance with the Company’s vacation accrual policy.
Business Expenses:	During the Term, the Company will reimburse you for reasonable business expenses, including travel, entertainment, and other expenses (including a mobile phone and data service) incurred by you in the furtherance of the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
Termination:
(a)    Upon your termination of employment for any reason, the Company shall pay to you (i) your base salary earned through the date of such termination, (ii) amounts for accrued but unused vacation days in the year of termination, (iii) any earned but unpaid bonus for any prior completed fiscal year, payable when such payments would otherwise be paid and (iv) any unreimbursed business expenses in accordance with the Company’s reimbursement policy, not later than thirty (30) business days after the customary documentation regarding such expenses has been received and only to the extent that such expenses are submitted within one year of your termination (collectively, “Accrued Amounts”).

(b) In the event your employment is terminated during the Term by the Company without Cause (as defined below) or by you for Good Reason (as defined below) or the Company decides not to renew this Agreement, in addition to the Accrued Amounts, you will be entitled to receive (i) salary continuation for a period of 12 months, payable in accordance with the Company’s normal payroll cycle, (ii) a lump sum payment equal to your Target Bonus pro-rated based on the number of days elapsed from the beginning of the applicable fiscal year until your date of termination, less the sum of any other payments from the Company under any other agreement, plan, program or policy in the nature of severance in respect of such termination, payable on or after the date of such termination and (iii) continued participation in the Company’s group health plan at active employee rates for a period of 12 months following the date of termination.

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Weber-Stephen Products LLC

Notwithstanding the foregoing, if such termination is within 24 months following a Change in Control (as defined in the Omnibus Plan), your severance will instead be (i) a lump sum payment equal to the sum of (i) 12 months of your base salary as of the date of the Change in Control, (ii) 100% of the greater of (x) the annual bonus you earned under the Bonus Plan for the fiscal year prior to the fiscal year of your termination and (y) your Target Bonus, (iii) continued participation in the Company’s group health plan at active employee rates for a period of 12 months following the date of termination and (iv) full vesting of any equity awards then held by you (provided that any performance-based equity awards then held by you will vest at “target” level).
(c) In the event that your employment is terminated for Cause, other than the amounts specified in subsection (a) above, you will not be entitled to receive any payments under this Agreement.

(d)    Payment of any amounts pursuant to subsection (b) above is expressly conditioned upon your (i) execution of a general waiver and release of claims substantially in the form attached hereto as Exhibit A (the “Release”), within fifty (50) days of your termination, and the Release becoming effective upon the expiration of the revocation period (which is 7 days after the Release is executed and returned to the Company) and (ii) continued compliance with this Agreement and the Covenant Agreement. If an executed Release is not returned to the Company within fifty (50) days of termination or the Release is revoked by you, the Company shall be relieved of all obligations to pay you severance under this Agreement. The payment described in subsection (b)(ii) will be made on the sixtieth (60th) day following your termination of employment. Any payments described in subsection (b)(i) that would have been paid from the termination date through the sixtieth (60th) day following your termination of employment will be paid in a lump sum on the sixtieth (60th) day following your termination and the remaining installments will commence as of the next payroll period following the sixtieth (60th) day following your termination of employment. Notwithstanding the foregoing, if such sixty (60) day period spans two calendar years, then the foregoing payments shall not commence until the second calendar year. All severance payments shall be subject to legally required tax withholdings and any elective withholdings.

(e) For purposes of this Agreement:

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Weber-Stephen Products LLC

“Cause” shall be defined as (i) the commission of a felony or any other crime that is injurious to the business or reputation of any member of the Company Group; (ii) the commission of an act which violates any member of the Company Group’s policies on discrimination, harassment, and conflicts of interest, or repeated violation of any other material employment policy; (iii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to any member of the Company Group or any of its customers or suppliers; (iv) conduct intentionally disparaging any member of the Company Group or tending to bring any member of the Company Group into substantial public disgrace or disrepute; (v) repeated failure to substantially perform your duties for any member of the Company Group as reasonably directed by the Chief Executive Officer or the Board; or (vi) gross negligence or willful misconduct with respect to any member of the Company Group, provided, however, that prior to terminating your employment for Cause under any of the events set forth in clauses (ii) through (vi) above, the Company shall provide you written notice thereof and if the Board in its reasonable discretion determines that such actions or conduct are curable by you, then you will be given a reasonable period (as determined by the Board) to cure any such conduct or actions. To the extent you fail to cure following such notice and opportunity to cure, if an event or action is curable, then no further notice of your termination will be required.

“Good Reason” shall be defined as (i) reduction, without your consent, of your base salary, unless substantially all similarly situated executives also have a similar reduction in their base salary that is not replaced by other compensation; (ii) reduction, without your consent, of your Target Bonus; (iii) geographic reassignment of your principal location of employment by more than fifty (50) miles from the Company’s headquarters in Palatine, Illinois; (iv) a material reduction in your title, position, job duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof from you; or (v) a material breach of the Company of its obligations under this Agreement. Good Reason shall not exist, unless (a) you provide written notice of such breach within thirty (30) days after the event giving rise to Good Reason, (b) the Company does not cure or gives you written notice of its intent not to cure within thirty (30) days after receiving your written notice, and (c) you terminate your employment within sixty (60) days after your written notice and if the Company fails to cure within the thirty (30) day cure period.

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Weber-Stephen Products LLC

Resignation:	Effective as of the date of your termination of employment, unless otherwise requested by the Company in writing, you will, automatically and without further action on your part or any other person or entity, resign from all offices, boards of directors (or similar governing bodies) and committees of each member of the Company Group. You agree that you will, at the request of the Company, execute and deliver such documentation as may be required to effect such resignations, and authorize any member of the Company Group to file (or cause to be filed) such documentation, as necessary, with any applicable governmental authority.
Cooperation:
In consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, for a one-year period following your termination of employment for any reason, you agree to cooperate to the fullest extent possible with respect to matters involving any member of the Company Group about which you have or may have knowledge, including any such matters which may arise before or after the Term; provided such cooperation shall not unreasonably interfere with any obligations you may have to your current employer at the time. The Company will reimburse you for any reasonable, properly documented out-of-pocket expenses, including your travel expenses and attorneys’ fees, that you actually incur in connection with such cooperation.

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Weber-Stephen Products LLC

D&O Insurance:
So long as you are an officer of the Company or PubCo, you will be covered by the Company’s or PubCo’s directors and officers liability (“D&O”) insurance (as applicable) consistent with the coverage received by other officers of the Company and/or PubCo, as applicable. The Company and/or PubCo, as applicable, shall not amend or modify such insurance following the termination of your service as an officer unless such amendment or termination affects all directors and officers in the same manner.

Section 409A:
All references in this Agreement to your termination of employment shall mean your separation from service within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and Treasury regulations promulgated thereunder. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. In the event the terms of this Agreement would subject you to the imposition of taxes and penalties under Section 409A (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that, for the avoidance of doubt, you shall be solely liable for any 409A Penalties incurred by you. To the extent that any amounts payable in installments under this Agreement are reasonably determined to be nonqualified deferred compensation within the meaning of Section 409A of the Code, then each such installment shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code.
Notwithstanding any other provision in this Agreement, if as of the date on which your employment terminates, you are a “specified employee” as determined by the Company, then with respect to any amount payable or benefit provided under this Agreement or otherwise that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code and that under the terms of this Agreement would be payable prior to the six-month anniversary of your effective date of termination, then if required in order to avoid any penalties under Section 409A of the Code, such payment or benefit shall be delayed until the earlier to occur of (a) the first payroll date following the six-month anniversary of such termination date and (b) the date of your death.
With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of your taxable year following the taxable year in which you incurred the expense. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
You acknowledge and agree that notwithstanding any provision of this Agreement, the Company and its affiliates are not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement.

2.This Agreement is contingent on your execution and delivery of the Covenant Agreement attached hereto as Exhibit B (the “Covenant Agreement”). Your failure to satisfy this

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Weber-Stephen Products LLC
condition will make this Agreement null and void and you will not be entitled to receive any amounts or benefits hereunder. The Covenant Agreement will apply in addition to any restrictive covenant agreements previously entered into between you and the Company or any of its affiliates.
3.You represent that your performance of all of the terms of this Agreement and the performance of the services for the Company Group do not and will not breach or conflict with any agreement with a third party, including an agreement not to compete or to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this Agreement. You agree that you will not enter into any agreement that conflicts with this Agreement at any time during the term of your employment with the Company.
4.If any dispute or controversy arises under or in connection with this Agreement, the Covenant Agreement, or your employment by the Company and such dispute or controversy is not resolved within a commercially reasonable time not to exceed sixty (60) days, then such dispute or controversy shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 4, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement and the Covenant Agreement in accordance with their express terms, and otherwise in accordance with the governing law as set forth in Section 5. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount of any court filing fees that you would have incurred in order to file a claim in court. In the event action is brought pursuant to this Section 4, the arbitrator shall be permitted to award fees and costs to the prevailing party, in accordance with applicable law, but shall not have the power to award damages in excess of actual damages, including legal fees and expenses, and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses. BOTH YOU AND THE COMPANY EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.
5.This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law or choice of law of the State of Illinois, or any other jurisdiction, and where applicable, the laws of the United States.
6.The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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Weber-Stephen Products LLC
7.The terms of this Agreement and the Covenant Agreement are intended by the parties to be the final expression of their agreement with respect to your employment by the Company and supersede, effective as of the date hereof, all prior understandings and agreements with respect to your employment by the Company, whether written or oral, including the terms of the employment term sheet between you and the Company executed as of November 15, 2018.
8.The parties intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
9.By signing this Agreement, you acknowledge that the terms of this Agreement are confidential and may not be disclosed in any manner or form to any party, other than as required by applicable law, as necessary to enforce the terms of this Agreement or to your spouse, attorney and/or tax advisor (if any), without the prior written approval of the Company. You further acknowledge that you will be bound by the terms and conditions contained in the Company’s employee handbook, as it may be amended from time to time to the extent not inconsistent with this Agreement and will, upon request of the Company, sign a copy thereof from time to time.
10.The rights and benefits under this Agreement are personal to you and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to your estate or any of your beneficiaries upon your death. The Company may assign this Agreement to any affiliate or subsidiary at any time and shall require any entity which at any time becomes a successor, whether by merger, purchase, or otherwise, or otherwise acquires all or substantially all of the assets, membership interests or business of the Company, to expressly assume this Agreement.
11.This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
12.You may resign at any time for any reason on thirty (30) days written notice to the Company (though the Company may elect to waive all or a portion of such notice period), and such resignation shall not be considered a breach of this Agreement. The Company’s termination of your employment shall not be considered a breach of this Agreement. Nothing contained herein shall limit your or the Company Group’s remedies, however, for breach of this Agreement, the Covenant Agreement or any other agreement between you and the Company Group.
Signature page follows.

December 1, 2021

Weber-Stephen Products LLC
Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely, WEBER-STEPHEN PRODUCTS LLC
By:
Name:
Position:

Agreed to and Accepted:
Beau Warren

December 1, 2021

Weber-Stephen Products LLC

EXHIBIT A
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
GENERAL RELEASE OF ALL CLAIMS
1.For valuable consideration, the adequacy of which is hereby acknowledged, Beau Warren (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, trusts for his benefit and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Weber-Stephen Products LLC (the “Company”), Weber Inc. and their respective subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates (including trustees and beneficiaries of trusts that are direct and indirect equity holders), employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this General Release for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for compensation, benefits, indemnification and any other surviving rights now existing under the Employment Letter between the Company and Executive dated as of December 1, 2021 (the “Employment Letter”) or any other agreement providing for indemnification regardless of when any claim is filed or (b) any claims or rights under directors and officers liability insurance.
2.Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
3.Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this General

Release by suing Releasees, other than as set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Executive represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this General Release.
4.Executive acknowledges and recites that:
(a)Executive has executed this General Release knowingly and voluntarily;
(b)Executive has read and understands this General Release in its entirety;
(c)Executive has been advised and directed orally and in writing (and this subsection (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
(d)Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release;
(e)Executive has been given at least twenty-one (21) days to consider this General Release, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary; and
(f)The additional benefits and other promises that Executive is to receive under the Employment Letter are sufficient consideration for this General Release.
5.This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.
6.Any dispute or controversy arising under or in connection with this General Release shall be settled exclusively by arbitration in accordance with the provisions of Section 4 of the Employment Letter.
7.Executive may revoke this General Release within seven (7) calendar days after signing it. To be effective, such revocation must be made in writing to the Board of Directors of Weber Inc., with a copy received at [ADDRESS], Attention: [Philip Zadeik]. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) day period. None of the obligations of the Company under the Employment Letter shall be effective in the event that Executive revokes this General Release pursuant to this Section 7.
(Signature page follows)

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Date: _______________________ Executive: _______________________

EXHIBIT B
Covenant Agreement
This Covenant Agreement (the “Agreement”), dated as of December 1, 2021, is made by and between Weber-Stephen Products LLC, a Delaware limited liability company (the “Company”) and Beau Warren (the “Employee”). This Agreement is entered into pursuant to the letter agreement dated of even date herewith between the Company and Employee confirming the terms of Employee’s employment with the Company (as amended from time to time, the “Employment Letter”).
1.Nondisclosure of Proprietary Information.
(a)Except in connection with the faithful performance of the Employee’s duties hereunder or pursuant to Section 1(c), the Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Employee’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets or intellectual property of, from or relating to the Company (including, without limitation, information, documents, techniques or other know-how or materials owned, developed or possessed by the Company, whether in tangible or intangible form, the terms of this Agreement, any information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, business plan, performance, finances, capital structure, ownership, principals, business partners, investors, clients, personnel, strategic planning, portfolio investments and/or companies, service providers, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, purchasing histories, customer requirements, financial reports or data, contractual relationships, regulatory status, prospects, and any and all information of any nature relating to the Company and its affiliates) however and whenever received, whether or not prior to or after the date hereof, and whether or not as an employee or member of the Company (collectively, “Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Notwithstanding the foregoing, following termination of employment Employee may use such general information and skills as to which the Employee had rightful access to during the course of his employment that are in intangible form and Employee can demonstrate (i) are retained in the unaided memory of Employee; (ii) have not intentionally been committed to memory for purpose of reuse and (iii) do not specifically relate to the Business (as defined in Section 2(d) below). The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Proprietary Information does not include information which (i) becomes publicly available (other than by disclosure or other wrongful act by the Employee), (ii) is contained in a publicly available document, (iii) was known to the Employee before the Employee commenced employment with the Company, (iv) is independently developed by the Employee after the termination of his employment without using any of the Proprietary Information, or (v) was contained in the Employee’s personal correspondences, his personal rolodex and documents related solely to his own personal benefits, entitlements and obligations and in no way relate to the Business. The Employee acknowledges and agrees that it is reasonable and necessary for the Company to take these reasonable steps to maintain the confidentiality of its Proprietary Information. The Company agrees that after a period of 12 months immediately following the end of the Employee’s Employment Period, in the event of the breach of an obligation of the Employee under this Section 1(a), the Company shall seek only injunctive relief and/or specific performance to prevent or prohibit such breach and

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shall not seek to recover monetary damages, provided, however, that the foregoing limitation shall not apply if Employee knowingly breaches an obligation under this Section 1(a), in which case the Company may seek any remedy available to it at law or in equity.
(b)Upon termination of the Employee’s employment with the Company for any reason, the Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, computer disk drives, flash drives, disks, or any other materials concerning the Proprietary Information in his or her possession.
(c)The Employee may respond to a lawful and valid subpoena or other legal process but: (i) shall give the Company the earliest possible notice thereof, (ii) shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (iii) shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.
(d)Nothing in this Agreement shall prohibit the Employee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 1(c) above), (ii) disclosing information and documents to his or her attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his or her personal correspondence, his or her personal rolodex and documents related to his or her own personal benefits, entitlements and obligations.
(e)Employee acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Proprietary Information to his attorney and use the Proprietary Information in the court proceeding, if he files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.
(f)Employee acknowledges that nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency. Further, nothing in this Agreement precludes Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.
2.Competition; Solicitation; Non-Disparagement.

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(a)Except as otherwise agreed by the Company, the Employee shall not, at any time during the term of his/her employment with the Company and during the term of any consulting relationship between the Employee and the Company following such term (the “Employment Period”) and for a period of 12 months immediately following the end of the Employment Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services, which are similar to the services, duties or responsibilities that Employee rendered to the Company or in any role which Employee could reasonably be expected to use or disclose Proprietary Information to, any person, firm, corporation, partnership or business (whether on his or her own or in association with others, as a principal, director, manager, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in any business which competes with the Business or any Other Business (as such terms are defined below) of the Company in the jurisdictions in which the Company conducts its Business or any Other Business; provided, however, that nothing herein shall prohibit the Employee from (i) owning, on a passive basis, less than five percent (5%) of any class of securities of an entity engaged in the Business, (ii) acquiring non-controlling ownership of interests in any investment fund that may directly or indirectly invest in entities engaged in the Business or (iii) engaging in the business of owning or operating restaurants.
(b)During the Employment Period and for a period of 12 months immediately following the end of the Employment Period, without the prior written consent of the Company, the Employee shall not, directly or indirectly, either for himself or herself or on behalf of any other Person, (i) recruit or otherwise solicit, encourage or induce any employee, client, customer or investor of the Company to terminate his, her or its employment or arrangement with the Company, or otherwise change his, her or its relationship with the Company, (ii) hire or offer employment to, or retain or offer to retain as a consultant or advisor or in any other capacity (or cause or influence any other person or entity to hire or offer employment to, or retain or offer to retain as a consultant, advisor or in any other capacity) any person who was employed by the Company in a similar capacity as they were employed by the Company in a manner which would deprive the Company of the services of the employee, consultant or advisor, or (iii) cause or seek to cause any customer or investor in the Company to become a customer or investor in any business or activity (A) that competes with the Business or any Other Business and (B) in which such Employee becomes engaged (directly or indirectly) or otherwise has an interest. Public advertisements and hirings in response to such public advertisements shall not be considered to be soliciting in breach of this Agreement.
(c)The Employee shall not, at any time during the Employment Period and for a period of 12 months immediately following the end of the Employment Period, directly or indirectly, either for himself or herself or on behalf of any other person or entity, call upon, solicit, divert, take away or accept business, or attempt to call upon, solicit, divert, take away or accept business (in each case, of a type the same or similar to the Business as conducted by the Company and in competition with the Business), from any of the persons or entities whose identity he was given access to during his employment by and affiliation with the Company (including, without limitation, actual or prospective customers and/or investors), wherever located (including, without limitation, by divulging the identities of any such persons to any competitor or potential competitor of the Company).
(d)As used herein, the term “Company” shall include the Company and its direct or indirect subsidiaries and any affiliate which is involved in the Business. As used in this Section 2 and Section 3, the term “Business” shall consist of the (i) gas, electric, and charcoal grill

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and accessory manufacturing and distribution business of the Company and (ii) ownership, operation or licensing of restaurants that specialize in grilled or barbequed foods. As used in this Section 2, the term “Other Business” shall include other businesses not currently conducted by the Company that the Company engages in during the Employment Period or that the Company has undertaken material steps towards engaging in during the Employment Period.
(e)The Employee agrees not to: (a) make any negative, unflattering, accusatory, or derogatory remarks about the Company, or any of the Company’s products or practices, or any of the Company’s directors, managers, officers, agents, representatives, partners, members, or equity holders (other than in the normal course of his duties as an employee), either orally or in writing, at any time, or (ii) following the end of the Employment Period take any action that might reasonably be expected to cause damage or harm (reputational or otherwise) to the Company; provided that the Employee may confer in confidence with his or her attorney(s) and make truthful statements as required by law.
3.Inventions and Other Works. During the Employment Period, the Employee may either alone or with others, author, create, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, or assist in the authoring, creation, conception, development or reduction to practice of documents, materials, designs, drawings, processes, Proprietary Information and other works which relate to the Business or are otherwise capable of being used by the Company or any such affiliates (“Works”). The Employee agrees that any and all Works and the related intellectual property and other rights in those Works including, without limitation, inventions, patents, copyrights, mask works, design rights, database rights, trade marks, service marks, internet rights/domain names, trade secrets and know-how (whether registered or unregistered and including any applications or rights to apply) subsisting anywhere in the world in any and all media now existing or hereafter created (collectively, “Works IP Rights”) will belong solely to and be the absolute property of the Company. The Employee agrees that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of and during the Employment Period and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and the Company will have the sole and exclusive right to the copyright therein. The Employee hereby assigns with full title guarantee to the Company by way of present assignment all Works IP Rights. The Employee hereby irrevocably and unconditionally waives any moral rights which he or she may have in any Works. The Employee shall immediately disclose to the Company all Works and all Works IP Rights, and shall immediately on request by the Company (whether during or after the termination of his or her Employment Period) and at the expense of the Company execute all instruments and do all things necessary for vesting in the Company (or such other person as the Company may designate) all right, title and interest to and in the Works and Works IP Rights and as otherwise necessary for giving to the Company the full benefit of this Section 3. Notwithstanding the foregoing, Works and Works IP Rights does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) to the Business or Other Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Company.
4.    Patent and Copyright Registrations. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Works IP Rights in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in

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and to such Works IP Rights. The Employee further agrees that his or her obligation to execute or cause to be executed, when it is in his or her power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of his or her mental or physical incapacity or for any other reason to secure his or her signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Works IP Rights assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney in fact, to act for and in his or her behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.
5.Injunctive Relief. It is recognized and acknowledged by the Employee that a breach of the covenants contained in Sections 1, 2, 3 and 4 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Employee agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 1, 2, 3 and 4, in addition to any other remedy which may be available at law or in equity, the Company may apply to a court of competent jurisdiction for injunctive relief and special performance to prevent or prohibit such breach, without proof of actual damages. The Employee agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Employee agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.
6.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, the Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Employee’s rights or obligations may be assigned or transferred by the Employee, other than the Employee’s rights to payments hereunder, which may be transferred only by will or operation of law.
7.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law or choice of law of the State of Illinois, or any other jurisdiction, and where applicable, the laws of the United States.
8.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
9.Entire Agreement. The terms of this Agreement and the Employment Letter are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral; provided, however, that this Agreement will apply in addition to, and not in replacement of, any restrictive covenant agreements previously entered into between Employee and the Company. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
10.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and an officer of the Company duly

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authorized by the Board to modify, amend or terminate this Agreement. By an instrument in writing similarly executed, the Employee or a similarly duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of the Employee’s employment.
11.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in accordance with the provisions of Section 5 of this Agreement and Section 4 of the Employment Letter.
12.Enforcement. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. If any provision of this Agreement is held to be illegal, invalid or unenforceable during the term of this Agreement after application of the first sentence of this Section 12, then such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Signature page follows.

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IN WITNESS WHEREOF, the parties have executed this Covenant Agreement on the date and year first above written.

The Company: Weber-Stephen Products LLC
	By:	/s/ Chris Scherzinger
Name: Chris Scherzinger Position: Chief Executive Officer
The Employee: /s/ Beau Warren
Beau Warren Date: December 9, 2021

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